Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 3,000,000 additional shares of common stock of China Modern Agricultural Information, Inc. under the China Modern Agricultural Information, Inc. 2012 Stock Incentive Plan of our report dated September 28, 2011, with respect to the consolidated financial statements of China Modern Agricultural Information, Inc. and Subsidiaries, in its Annual Report on Form 10-K for the year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ Wei, Wei & Co., LLP Wei, Wei & Co., LLP New York, New York March 20, 2012